Exhibit 10.1

EXECUTIVE SEVERANCE

AND CONSULTING AGREEMENT

                This Executive Severance and Consulting Agreement (“Agreement”) is hereby entered into as of January 8, 2018, by and between Enservco Corporation (the “Company”) and Tucker L. Franciscus (the “Executive”), who are collectively referred to herein as the “Parties” and each as a “Party.”

                WHEREAS, Executive is employed as Chief Financial Officer, Executive Vice President and Secretary of the Company pursuant to an Employment Agreement by and between the Parties entered into effective July 17, 2017 (“Employment Agreement”), which provides for certain benefits and compensation to be paid to the Executive upon termination of his employment;

                WHEREAS, the Executive has informed the Company of his intention to continue to be employed through January 31, 2018 (the “Resignation Date”) and resign his employment with the Company and all positions he holds with the Company and its affiliates on the Resignation Date;

                WHEREAS, the Parties desire to resolve all potential claims of the Executive under the Employment Agreement and the Stock Option Agreement by and between the Parties entered into effective July 17, 2017 (the “Stock Option Agreement”); and

                WHEREAS, the Company desires to continue to retain the consulting services of the Executive following the Resignation Date, on an advisory, independent contractor basis, on the terms and conditions set forth herein, and Executive has agreed to serve the Company and its affiliates in such role following the Resignation Date;

NOW THEREFORE, in consideration of the terms and promises made in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Resignation of Executive.  The Parties hereby acknowledge and agree that Executive’s employment with the Company and its subsidiaries, including, but not limited to, his positions as Secretary, Treasurer and Chief Financial Officer, as fiduciary and trustee on the Company sponsored benefit plans including the Company’s 401(k) Plan, as well as from any officer of director position with any subsidiary of the Company, shall terminate as a result of the Executive’s resignation on the Resignation Date (the “Resignation”). The parties intend and agree that such termination is voluntary.

2.             Acknowledgments.  The Parties hereby acknowledge and agree that for purposes of all plans, agreements, policies, and arrangements of the Company and its affiliates in which the Executive participated or to which the Executive was a party (including, without limitation, the Employment Agreement), the Resignation shall be treated as a resignation other than due to an Effective Termination Without Cause (as defined in the Employment Agreement) pursuant to Subsection 5b of the Employment Agreement.

3.             Executive’s Compensation.  Pursuant to Subsection 5b of the Employment Agreement, the Company agrees to pay and provide to Executive the following amounts and benefits as a result of the Resignation:

(a)           Accrued Salary and Benefits.  The Company shall pay Executive his base salary through the Resignation Date in accordance with the Company’s normal schedule for payroll payments. In addition, on the Resignation Date, the Executive shall be paid any remaining balance of the accrued and unpaid benefits, including unused vacation days and expense reimbursements which are then due and payable under the Employment Agreement which the Company and Executive agree total $20,000 This payment shall be paid regardless of the Executive’s right to revoke this Agreement under Section 15, below.

                                (b)           Stock Options.  Executive holds certain vested and unvested stock options to purchase shares of the Company’s common stock pursuant to the Company’s 2016 Stock Incentive Plan (the “2016 Plan”) as described in the Stock Option Agreement. One tranche of 266,666 stock options vested on October 15, 2017 (the “Vested Options”). A second tranche of 266,666 stock options would vest on July 17, 2018, and a third tranche of

266,668 stock options would vest on July 17, 2019, in each case subject to the satisfaction of the terms and conditions of the Stock Option Agreement (collectively, the “Unvested Options”).  Pursuant to the terms of the Stock Option Agreement, (i) the Vested Options shall remain exercisable until 5:00 p.m. Mountain Time on May 31, 2018 (which is 90 days following the Resignation Date plus 30 additional days to ensure compliance with the Company’s blackout period and insider trading policies) and, if unexercised on such date, shall be forfeited by the Executive; and (ii) Executive shall forfeit on the Resignation Date all Unvested Options. For purposes of clarity and the avoidance of doubt, this Section 3(b) is intended to be interpreted consistently with Section 3(a) of the Stock Option Agreement and, in the event of any inconsistency between this Section 3(b) and Section 3(a) of the Stock Option Agreement, Section 3(a) of the Stock Option Agreement shall control.

                                (c)           Change of Control. In the event of a Change of Control (as defined in the Employment Agreement), all unpaid obligations to be paid under Section 2(a) thereof will be payable to Executive immediately before the completion of such transaction, and such payment will be subject to the provisions of Section 6, below.

                4.             Consulting Services.  During the period beginning on the Resignation Date and ending on the earlier of (i) termination of the Consulting Period (as hereinafter defined) pursuant to Section 5 hereof; or (ii)  the close of business on May 31, 2018 (the “Consulting Period”), the Executive shall provide consulting services as reasonably directed by the Chief Executive Officer of the Company (the “Services”). The Services shall generally be performed at such locations as are mutually agreed by the Company and the Executive.

                                (a)           Consulting Fee.  In consideration for Executive’s provision of the Services to the Company, the Executive shall be paid a monthly consulting fee of $20,000.00, payable in arrears during the Consulting Period in accordance with Company payroll practices, subject to the Executive continuing to provide the Services and to the termination provisions set forth in Section 5 (the “Consulting Fees”).

                                (b)           Expenses.  The Company shall reimburse the Executive pursuant to the Company’s reimbursement policies as in effect from time to time for reasonable business expenses incurred by the Executive in connection with the performance of the Services consistent with the treatment accorded and policies applicable to senior executives of the Company from time to time.

                                (c)           Sole Consideration.  Except as specifically provided in this Agreement, the Executive shall be entitled to no compensation or benefits from the Company or its affiliates with respect to the Services and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Company or any of its affiliates.

                                (d)           Independent Contractor.  Executive acknowledges and agrees that Executive’s status at all times during the Consulting Period shall be that of an independent contractor, and that Executive may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever other than at the written request of the Chief Executive Officer on behalf of the Company. The Parties hereby acknowledge and agree that the Consulting Fees paid pursuant to this Section 4 shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. Executive further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is Executive’s sole and complete responsibility and that Executive will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company. Executive also agrees that during the Consulting Period, Executive shall not be eligible to participate in any of the employment benefit plans or arrangements of the Company.

                5.             Termination of the Consulting Period.

                                (a)           Termination.  Either the Company or the Executive may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with ten days’ advance written notice of such termination, except in the case of a termination of the Consulting Period by the Company for Cause, which shall be effective immediately; provided, however, if Executive begins full time employment with another entity during the Consulting Period, then the Consulting Period shall be deemed to have terminated on such date except that one-half the Consulting Fee set forth in Section 4(a) hereof shall continue through the month of May, 2018 (prorated for the days of the month of termination) as well as reimbursement for expenses as set forth in Section 4(b) hereof. For purposes of this Agreement, “Cause” shall mean personal dishonesty, willful misconduct, or a material breach of this Agreement by the Executive.

                                (b)           Termination Payments.  Upon termination of the Consulting Period, the Company shall pay to the Executive any unpaid Consulting Fees for Services rendered prior to such termination and shall reimburse the Executive for any business expenses incurred prior to such termination and for which the Executive would be entitled to reimbursement pursuant to Section 4(b) hereof within ten business days of termination.  If Company terminates Executive other than for  Cause during the Consulting Period, the Company shall pay Executive all Consulting Fees for Services for the entire Consulting Period, ending May 31, 2018, as set forth in Section 4 hereof. Upon termination of the Consulting Period and upon payment in full of the Consulting Fees for Services, the Company shall have no further obligation to the Executive, except as provided in the immediately preceding sentence.

                6.             Tax Liability. The parties agree that the payments as described in Section 3(a) represent employee compensation for the purposes of the Internal Revenue Code, and the Company will make all appropriate employee and employer withholdings relating thereto. Company will have the right to deduct from any compensation payable to Executive under Section 3(a) of this Agreement all federal, state and local income taxes, social security taxes and such other mandatory deductions normally deducted from the Executive’s compensation (that is, the Company will not deduct from Executive’s compensation the employer’s share of FICA, FUTA, Medicaid, etc.) as may now be in effect or may be enacted or required after the effective date of this Agreement.

                7.             Section 409A.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

                8.             Restrictive Covenants.

(a)           Confidential Information. During Executive’s employment and for a period of one year following the termination of the Consulting Period, Executive will not, without the prior written consent of the Board of Directors of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (a) while employed by the Company, or during the Consulting Period, in the business of and for the benefit of the Company, or (b) as required by law. “Confidential Information” includes without limitation non-public information concerning the financial data, business plans, product development (or other proprietary product data), customer lists, marketing, acquisition and divestiture plans and other non-public, proprietary and confidential information of the Company. Executive or his legal representatives, heirs or designated beneficiaries must return all Confidential Information within 15 days of the termination the Consulting Period. Executive acknowledges that this Section 8(a) survives the termination of Executive’s employment and the Consulting Period, and is enforceable by the Company at any time as long as it remains in effect.

(b)           Non-Competition.  For a period of three months following the termination of the Consulting Period, and in lieu of any similar provision in his Employment Agreement, Executive agrees that, without the prior written consent of the Board of Directors of the Company, he will not: (i) engage in or have any direct interest in, as an employee, officer, director, agent, subcontractor, consultant, security holder, partner, creditor or otherwise, any business in direct competition with the Company other than as a 2% or less equity stakeholder; (ii) cause or attempt to cause any person who is, or was at any time during the six months immediately preceding the Resignation Date, an employee of the Company to leave the employment of the Company; or (iii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company. For purposes of this Section 8(b), a business will be deemed to be in competition with the Company if it is in the business of providing services to oil and/or gas production companies similar to those provided by the Company as of the Resignation Date. Executive acknowledges that this Section 8(b) survives the termination of Executive’s employment and the Consulting Period, and is enforceable by the Company at any time as long as it remains in effect.

(i)            Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances with respect to both scope and duration, and further agree that if, in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court will appear not reasonable and to enforce the remainder of the covenant as so amended.

(ii)           Executive agrees that any breach of the covenants contained in this Section 8(b) would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law and equity, obtain an injunction, without the posting of a bond or other security, against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement.

(c)           Intellectual Property. Executive acknowledges and agrees that all intellectual property created, acquired, adapted, modified or improved, in whole or in part, by or through the efforts of Executive during the course of his employment by the Company and for the duration of the Consulting Period, including without limitation all copyrights, patents, trademarks, service marks, trade secrets, know-how or other work product in any way related to the Company’s operations and activities, are works for hire and are owned exclusively by the Company, and Executive hereby disclaims any right or interest in or to any such intellectual property.

(d)           Company Property. Within seven days after the expiration of the Consulting Period, Executive agrees to return to the Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, cassettes and other physical representations of any information, relating to the Company, or any of its affiliates, whether or not constituting Confidential Information. Executive also agrees to return to the Company any other property belonging to the Company no later than seven days after the Resignation Date. Executive acknowledges and agrees that retaining any copies of Confidential Information or other property belonging to the Company will be deemed to be the misappropriation of the property of the Company.

9.             Non-Disparagement.           The Executive and the Company (including the Board of Directors and persons speaking with the authority of the Company whether or not speaking on behalf of the Company) agree to represent the other Party in a positive light and not to disparage or in any way communicate to any person or entity any negative information or opinion concerning the Executive or the Company, its subsidiaries and affiliates, or any of their partners, members, family members, shareholders, officers, directors, executives or agents, or any of them. This provision shall not prohibit either Party from making any statements or taking any actions required by law, or reporting any actions or inactions either Party believes to be unlawful. This provision shall not be interpreted to require or encourage either Party to make any misrepresentations.

10.          General Release.  Executive agrees that, in consideration of the benefits to be conferred upon Executive pursuant to this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, he will, and hereby does, forever and irrevocably release and discharge Company, its officers, directors, executives, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, executive benefit plans, purchasers, assigns, representatives, successors and successors in interest from any and all claims, actions, agreements causes of action, damages of any kind, demands, debts, defenses, grievances, obligations, contracts, complaints, promises, judgments, expenses, costs, attorneys’ fees, compensation, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation his employment and separation of employment from Company. Executive expressly acknowledges that this general release includes, but is not limited to, claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Age Discrimination In Employment Act (including the Older Workers Benefit Protection Act) (29 U.S.C. §§ 626 et seq.), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Executive Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Genetic Information Nondiscrimination Act of 2008 (42 U.S.C. §§ 2000ff et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Colorado Anti-Discrimination Act (C.R.S. § 24-34-402 et seq.), or any other federal, state, or local law, regulation or ordinance prohibiting employment discrimination or governing employment. The Parties agree that this general release does not release (i) any claims arising out of any alleged breach of this Agreement, (ii) any rights or claims the Executive may have for indemnification under the Certificate of Incorporation of the Company, the bylaws of the Company or Delaware law, or (iii) any claims arising out of any alleged breach of the Stock Option Agreement with respect to the Vested Options held by the Executive as described in Section 3(b), which such agreements the Executive and Company agree remain in full force and effect.

                11.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective personal representatives, heirs, executors, administrators, successors, and assigns.

                12.          Governing Law. The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the
State of Colorado regardless of any principles of conflicts of laws or choice of laws of any jurisdiction, except as to any matter which is governed by federal law.

                13.          Venue. The Parties agree that any claimed violation of this Agreement must be submitted for determination in the state courts in the City and County of Denver, Colorado. In any litigation or arbitration of any dispute between the Parties, the prevailing Party, as determined by the finder of fact, shall be entitled to recover reasonable attorney fees and the other costs of the proceeding.

                14.          Severability; Interpretation of Agreement. If it is determined by a court of competent jurisdiction that any provisions of this Agreement are invalid or unenforceable, for any reason, the remaining provisions will remain in full force and effect provided such interpretation maintains the agreement of the parties represented by this Agreement substantially in effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

                15.          Time to Consider Agreement; Revocation. Executive understands that he has twenty-one (21) days from the date of his receipt of this Agreement to consider his decision to sign it with the release of claims under the Age Discrimination in Employment Act, as amended, contained in Section 10, and that he may unilaterally waive this period at his election. Executive’s signature on this Agreement constitutes an express waiver of the twenty-one (21) day period. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period. Executive acknowledges that he may revoke this Agreement for up to and including seven (7) days after his execution of this Agreement; provided, however, that if Executive elects to revoke this Agreement, Executive will not be engaged to provide the Services unless the Company and the Executive negotiate in good faith a new agreement containing substantially the same provisions with respect to the Consulting Period, Consulting Fees, and the Services.

                16.          Full and Complete Agreement. The Parties agree and understand that no promises, covenants, representations, understandings or warranties have been made other than those expressly contained herein, and that this Agreement constitutes the entire agreement between the Parties. The Parties agree that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

                17.          Agreement Freely Entered. Each Party represents to the other Party that it carefully read this Agreement, that it understands all of the terms hereof, that it had a reasonable amount of time to consider its decision to sign this Agreement, that it has been advised in writing and has had the opportunity to discuss all the terms of this Agreement with an attorney of its choice, that in executing this Agreement it does not rely and has not relied upon any representation or statement made by any other Party nor the agents, representatives or attorneys of such Party with regard to the subject matter, basis, or effect of the Agreement, and that it enters into this Agreement voluntarily, of its own free will, without any duress and with knowledge of its meaning and effect. In entering into this Agreement on behalf of the Company, the signatory on behalf of the Company represents to Executive that he does so with all authority necessary to do so.

                18.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any Party’s delivery of an executed counterpart signature page by facsimile or email is as effective as executing and delivering this agreement in the presence of the other Party. No Party shall be bound until such time as both Parties have executed counterparts of this Agreement.

[signature page follows]

                IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of January 8, 2018.

                                                                                                                THE COMPANY:

ENSERVCO CORPORATION

                                                                                                                /s/ Ian A. Dickinson

                                                                                                                By: Ian A. Dickinson

                                                                                                                Title: Chief Executive Officer

EXECUTIVE:

TUCKER L. FRANCISCUS

                                                                                                                /s/ Tucker L. Franciscus

                                                                                                                Tucker L. Franciscus